Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-161983

Prospectus Supplement No. 2 dated March 2, 2010
(to Prospectus dated December 8, 2009)

2,109,192

Common Shares

A-Power Energy Generation Systems, Ltd.

This Prospectus Supplement No. 2 amends and supplements the prospectus dated December 8, 2009, or the Prospectus, which forms a part of our Registration Statement on Form F-3 (Registration Statement No. 333-161983). This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 dated January 13, 2010, or Prospectus Supplement No. 1. If there is any inconsistency among the information in the Prospectus, Prospectus Supplement No. 1 and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement amends and restates in its entirety the table and accompanying footnotes appearing under the heading “Selling Shareholders” in Prospectus Supplement No. 1.

The date of this prospectus supplement is March 2, 2010.

SELLING SHAREHOLDERS

The information appearing in the table and accompanying footnotes under the heading “Selling Shareholders” of the Prospectus is amended and restated in its entirety by the table and accompanying footnotes below.

	Common Shares Owned Prior to Offering			Maximum Number of Common Shares to be Sold Pursuant to this Prospectus(1)	Common Shares Owned After Offering
Name of Selling Shareholder	Number(2)		Percent		Number(2)	Percent
Hudson Bay Fund LP(3)	479,246	(4)	1.05%	131,992	377,714	0.83
Hudson Bay Overseas Fund Ltd.(5)	2,183,232	(6)	4.76%	601,297	1,720,696	3.79
Capital Ventures International(7)	884,159	(8)	1.94%	244,430	696,136	1.53
Ramius Navigation Master Fund Ltd(9)	1,377,050	(10)	3.02%	342,202	1,113,818	2.46
Ramius Enterprise Master Fund Ltd(11)	808,950	(12)	1.78%	146,658	696,136	1.53
Iroquois Master Fund Ltd.(13)	529,799	(14)	1.16%	642,613	0	0
Total	6,262,436		13.71%	2,109,192	4,604,500	10.14

(1)	This number is calculated as the sum of (a) the number of shares issued upon conversion of the convertible notes and (b) 130% of the number of shares issuable upon exercise of the warrants.
(2)	This number does not include certain Series A and Series B Warrants issued on January 21, 2010 that will become exercisable on July 21, 2010.
(3)	Sander Gerber shares voting and investment power over these securities. Sander Gerber disclaims beneficial ownership over the securities held by Hudson Bay Fund LP. The selling shareholder acquired the securities offered for its own account in the ordinary course of business, and, at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities. The address for Hudson Bay Fund LP is 120 Broadway, 40th Floor, New York, New York 10271.
(4)	This number of common shares includes (i) 101,532 shares issuable upon exercise of the warrants, without regard to any limitations on exercises of the warrants, (ii) 1,800 shares issuable upon exercise of certain options, which Hudson Bay has advised us it has acquired in open market transactions and (iii) 375,914 shares issued in our recent private placement conducted on January 21, 2010. This number of common shares does not include 136,615 shares issuable upon exercise of Series A Warrants and 51,342 shares issuable upon exercise of Series B Warrants issued in our recent private placement conducted on January 21, 2010. The Series A Warrants and the Series B Warrants first become exercisable on July 21, 2010.
(5)	Sander Gerber shares voting and investment power over these securities. Sander Gerber disclaims beneficial ownership over the securities held by Hudson Bay Overseas Fund Ltd. The selling shareholder acquired the securities offered for its own account in the ordinary course of business, and, at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities. The address for Hudson Bay Overseas Fund Ltd. is 120 Broadway, 40th Floor, New York, New York 10271.
(6)	This number of common shares includes (i) 462,536 shares issuable upon exercise of the warrants, without regard to any limitations on exercises of the warrants, (ii) 8,200 shares issuable upon exercise of certain options, which Hudson Bay has advised the Company it has acquired in open market transactions and (iii) 1,712,496 shares issued in our recent private placement conducted on January 21, 2010. This number of common shares does not include 622,357 shares issuable upon exercise of Series A Warrants and 233,891 shares issuable upon exercise of Series B Warrants issued in our recent private placement conducted on January 21, 2010. The Series A Warrants and the Series B Warrants first become exercisable on July 21, 2010.

(7)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The address for Capital Ventures International is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.
(8)	This number of common shares includes (i) 188,023 shares issuable upon exercise of the warrants, without regard to any limitations on exercises of the warrants, and (ii) 696,136 shares issued in our recent private placement conducted on January 21, 2010. This number of common shares does not include 252,991 shares issuable upon exercise of Series A Warrants and 95,078 shares issuable upon exercise of Series B Warrants issued in our recent private placement conducted on January 21, 2010. The Series A Warrants and the Series B Warrants first become exercisable on July 21, 2010.
(9)	Ramius Advisors, LLC (“Ramius Advisors”) is the investment adviser of Ramius Navigation Master Fund Ltd (“Navigation”) and consequently has voting control and investment discretion over securities held by Navigation. Ramius Advisors disclaims beneficial ownership of these securities. Ramius LLC (“Ramius”) is the sole managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors. Ramius disclaims beneficial ownership of these securities. Cowen Group, Inc. (“Cowen”) is the sole member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. Cowen disclaims beneficial ownership of these securities. RCG Holdings LLC is a significant shareholder of Cowen and may be considered the beneficial owner of any securities deemed to be beneficially owned by Cowen. RCG Holdings LLC disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of RCG Holdings LLC and may be considered the beneficial owner of any securities deemed to be beneficially owned by RCG Holdings LLC. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities. The address for Ramius Navigation Master Fund Ltd is c/o Ramius LLC, 599 Lexington Avenue, 20th Floor, New York, NY 10022.
(10)	This number of common shares includes (i) 263,232 shares issuable upon exercise of the warrants, originally issued to RCG PB Ltd and subsequently assigned to Ramius Navigation Master Fund Ltd, without regard to any limitations on exercises of the warrants, and (ii) 1,113,818 shares issued in our recent private placement conducted on January 21, 2010. This number of common shares does not include 404,785 shares issuable upon exercise of Series A Warrants and 152,124 shares issuable upon exercise of Series B Warrants issued in our recent private placement conducted on January 21, 2010. The Series A Warrants and the Series B Warrants first become exercisable on July 21, 2010.
(11)	Ramius Advisors, LLC (“Ramius Advisors”) is the investment adviser of Ramius Enterprise Master Fund Ltd (“Enterprise”) and consequently has voting control and investment discretion over securities held by Enterprise. Ramius Advisors disclaims beneficial ownership of these securities. Ramius is the sole managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors. Ramius disclaims beneficial ownership of these securities. Cowen Group, Inc. (“Cowen”) is the sole member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. Cowen disclaims beneficial ownership of these securities. RCG Holdings LLC is a significant shareholder of Cowen and may be considered the beneficial owner of any securities deemed to be beneficially owned by Cowen. RCG Holdings LLC disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of RCG Holdings LLC and may be considered the beneficial owner of any securities deemed to be beneficially owned by RCG Holdings LLC. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities. The address for Ramius Enterprise Master Fund Ltd is c/o Ramius LLC, 599 Lexington Avenue, 20th Floor, New York, NY 10022.

(12)	This number of common shares includes (i) 112,814 shares issuable upon exercise of the warrants, without regard to any limitations on exercises of the warrants, and (ii) 696,136 shares issued in our recent private placement conducted on January 21, 2010. This number of common shares does not include 252,991 shares issuable upon exercise of Series A Warrants and 95,078 shares issuable upon exercise of Series B Warrants issued in our recent private placement conducted on January 21, 2010. The Series A Warrants and the Series B Warrants first become exercisable on July 21, 2010.
(13)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares. The address for Iroquois Master Fund Ltd. is c/o Iroquois Capital, 641 Lexington Avenue, 26th Floor, New York, NY 10022.
(14)	This number of common shares includes 376,046 shares issuable upon exercise of the warrants, without regard to any limitations on exercises of the warrants.